Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Kelly Mason
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FOURTH-QUARTER 2020 FINANCIAL RESULTS
Fourth-Quarter Net Revenues of $1,386 million were down 12 percent
Diluted EPS was $0.14; Adjusted Diluted EPS was $0.20
Cash from operations increased 11 percent to $229 million
Company announces reinstatement of dividends
SAN FRANCISCO (January 27, 2021) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the fourth quarter and fiscal year ended November 29, 2020. Due to the company’s fiscal year end, fiscal year 2019 did not have a Black Friday, while the first quarter and the fourth quarter of fiscal 2020 each included the benefit of a Black Friday, and fiscal 2020 also benefited from a 53rd week, which fell in the fourth quarter.
Fourth-Quarter 2020 Highlights
•Net revenues of $1,386 million declined 12 percent on a reported and constant-currency basis, a significant sequential improvement from the reported third-quarter net revenues decline of 27 percent. The decrease was primarily due to the impacts of the COVID-19 pandemic, including reduced traffic and ongoing closures of company-operated and third-party retail locations for portions of the quarter in certain markets. The decline was partially offset by the benefit of a 53rd week and Black Friday, which collectively benefited the year-over-year net revenues growth comparison by about three percentage points.
◦Direct-to-consumer revenue declined just five percent on a reported basis, as company e-commerce revenue increased 38 percent with growth across all regions, partially offsetting a decline in brick-and-mortar store revenues.
◦The company’s global digital revenues, which includes the company's e-commerce sites as well as the online business of its pure-play and traditional wholesale customers, grew approximately 34 percent on reported basis compared to the same period in the prior year, and comprised approximately 23 percent of fourth-quarter 2020 revenues, up from 15 percent in the fourth quarter of the prior year.
•Gross margin increased 100 basis points on reported basis to 55.3 percent, the company's highest fourth-quarter gross margin in its recent history. Adjusted gross margin increased 30 basis points to 54.6 percent, primarily due to price increases, a higher proportion of sales in the higher-margin direct-to-consumer channel, lower promotions and healthy inventory.
•SG&A decreased nine percent to $653 million; the $67 million decrease primarily reflected the company's cost-savings actions, net of continuing to invest in its omni-channel, A.I. and digitization initiatives.
•The company reported net income for the fourth quarter of $57 million and Adjusted net income of $81 million, as compared to $96 million and $108 million, respectively, in the fourth quarter of the prior year. The decline is primarily attributable to the adverse revenue impact of COVID-19. Higher interest expense reflects the company’s additional borrowing earlier in the year to enhance its liquidity position.

•Operating margin was seven percent; Adjusted EBIT was $113 million and adjusted EBIT margin was 8.2 percent, up from 7.9 percent in the third quarter, due to the company’s cost- reduction initiatives and higher gross margin, despite the substantial adverse revenue impact of COVID-19.
•Adjusted diluted EPS was 20 cents.
•Adjusted free cash flow was $172 million, a second consecutive quarter of positive adjusted free cash flow generation, despite the revenue decline, reflecting the company’s focus on financial discipline, cost controls, cash and working capital.
•Total inventories, net of reserves, at quarter end decreased eight percent compared to a year prior, reflecting the company's inventory management efforts.
•Total available liquidity of $2.3 billion; cash and cash equivalents at quarter end were $1.5 billion.
"In this most extraordinary year, I'm proud of the team and our accomplishments in the face of so much adversity. The steps we took on structural costs, cash management, agility and new capabilities helped drive results far ahead of our own expectations and give me great confidence in our future,” said Chip Bergh, president and CEO of Levi Strauss & Co. "We will double down on elevating our iconic brand, investing in direct engagement with our fans, advancing our fast-growing digital business and further diversifying our portfolio. As we continue to accelerate these strategic focus areas, we will emerge a stronger, more profitable, more agile company."
“We delivered strong results through the last months of our fiscal year despite the ongoing impact of the pandemic, including beating our revenue and Adjusted EPS expectations while posting a record fourth-quarter gross margin,” said Harmit Singh, chief financial officer of Levi Strauss & Co. “While the future impact of COVID-19 remains uncertain in the near term, our sequentially-improving performance, financial discipline and focus on operational excellence have given us the confidence in our ability to execute our strategies against the things within our control, and, if conditions do not worsen, return the company to pre-pandemic revenues by the end of 2021, with Adjusted EBIT margins of twelve percent or more.”
COVID-19 Update
The Company’s top priority continues to be the health and safety of its associates, consumers and the employees of its business partners around the world. During the quarter:
•the company experienced temporary door closures in geographies affected by rising COVID-19 cases; currently, approximately 40 percent of the full store footprint in Europe, and 17 percent globally of all company-operated doors and franchisee doors are closed, with others operating on reduced hours.
•while sales remain down compared to the prior year, the company continues to mitigate ongoing traffic declines by driving meaningfully higher conversion.
•As store locations have reopened, the company’s e-commerce net revenues growth has remained strong, at 38 percent growth for the quarter as compared to the prior year.
•The company’s global digital business, which includes its e-commerce sites as well as the online business of its pure-play and traditional wholesale customers, comprised approximately 23 percent of fourth-quarter 2020 revenues, up from 15 percent in the prior year, as consumer spending continued to shift towards online shopping experiences due to the changing retail landscape resulting from the global pandemic.
•Cash flow trends were again healthy, as the company generated positive and strong net cash flows from operations and Adjusted free cash flow in the quarter.
As the company continues to navigate the COVID-19 pandemic and its impact, it remains focused on the areas that it believes will drive value and enable it to emerge stronger on the other side, including elevating its brands, investing in digital tools and capabilities, and accelerating efforts to diversify across geographies, product categories and distribution channels, including its direct-to-consumer and digital businesses.
Although quarterly trends appear to be improving sequentially, the recent resurgence of the virus underscores that the ultimate impact of the COVID-19 pandemic remains highly uncertain. The company expects that its business and results of operations, including net revenues, earnings and cash flows, will continue to be significantly adversely impacted for at least the first half of 2021, and there remains the possibility of additional COVID-19 related inventory and other charges.
Highlights include:

	Three Months Ended		Decrease As Reported	Year Ended		Decrease As Reported
($ millions, except per-share amounts)	November 29, 2020	November 24, 2019		November 29, 2020	November 24, 2019
Net revenues	$1,386	$1,569	(12)%	$4,453	$5,763	(23)%
Net income (loss)	$57	$96	(41)%	$(127)	$395	(132)%
Adjusted net income	$81	$108	(25)%	$84	$456	(82)%
Adjusted EBIT	$113	$146	(23)%	$181	$611	(70)%
Diluted earnings (loss) per share*	$0.14	$0.23	(9)¢	$(0.32)	$0.97	(129)¢
Adjusted diluted earnings per share*	$0.20	$0.26	(6)¢	$0.21	$1.12	(91)¢
*Note: per share increase (decrease) compared to prior year displayed in cents
Fourth-Quarter 2020 Details:
•Net revenues declined 12 percent on a reported basis and on a constant-currency basis, a significant sequential improvement from the third-quarter reported decline of 27 percent. The decrease was primarily due to the impacts of the COVID-19 pandemic, including reduced traffic and ongoing closures of company-operated and third-party retail locations for portions of the quarter and in certain markets. Wholesale revenues declined 15 percent, a significant sequential improvement from the third-quarter decline of 29 percent. Direct-to-consumer revenues declined five percent on a reported basis, a significant sequential improvement from the third-quarter decline of 22 percent; the decline in fourth-quarter direct-to-consumer revenues was driven by lower traffic to brick-and-mortar stores due to the pandemic, which was partially offset by 38 percent growth in its company operated e-commerce business, including the benefit of accelerating its omni-channel initiatives. Direct-to-consumer stores and e-commerce comprised 29 percent and eight percent, respectively, of total company reported net revenues in the fourth quarter. The 53rd week and Black Friday in the fourth quarter of fiscal 2020 favorably impacted the year-over-year change in direct-to-consumer net revenues by about 10 percentage points, and the year-over-year change in total company revenues by about three percentage points.
•Gross profit was $767 million for the fourth quarter compared to $851 million in the same quarter in the prior year. Gross margin was 55.3 percent of net revenues, 100 basis points higher than the company’s previous-highest fourth-quarter gross margin in its recent history of 54.3 percent in the same quarter of the prior year, primarily due to price increases, a higher proportion of sales in the higher-margin direct-to-consumer channel, and a $9.4 million reduction in estimated COVID-19 related inventory charges largely for adverse fabric purchase commitments.
•Adjusted gross margin, which excludes the COVID-19 related charges, was 54.6 percent, an increase of 30 basis points compared to prior year primarily due to the price increases, a higher proportion of sales in the higher-margin direct-to-consumer channel, lower promotions and healthy inventory.
•Selling, general and administrative expenses (SG&A) for the fourth quarter were $653 million, a nine percent decline, compared with $720 million in the same quarter in the prior year, reflecting the company’s cost-savings actions, net of continuing to invest in its omni-channel, A.I. and digitization initiatives.
•Operating income for the fourth quarter was $92 million as compared to $132 million in the same quarter in the prior year primarily due to adverse impacts of the COVID-19 pandemic, including the recognition of $22 million of net restructuring charges.

•Adjusted EBIT was $113 million, and adjusted EBIT margin was 8.2 percent, despite the adverse revenue impact of COVID-19, due to the company’s cost reduction initiatives and higher gross margin.
•Net income was $57 million as compared to $96 million in the same quarter in the prior year primarily due to the adverse impacts of the COVID-19 pandemic.
•Adjusted net income decreased to $81 million as compared to Adjusted net income of $108 million in the prior year, primarily reflecting the adverse revenue impact of COVID-19, as well as higher interest expense related to the company’s actions to enhance its liquidity position, partially offset by lower tax expense.
•Adjusted diluted earnings per share for the fourth quarter of 2020 declined to $0.20 compared to $0.26 for the same prior-year period, in-line with the Adjusted net income decline.
Additional information regarding Adjusted gross profit, Adjusted gross margin, Adjusted net income, Adjusted EBIT, Adjusted EBIT margin, Adjusted diluted earnings per share and Adjusted free cash flow, as well as amounts presented above on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Fourth-Quarter Regional Overview
Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	November 29, 2020	November 24, 2019		November 29, 2020	November 24, 2019
Americas	$767	$876	(12)%	$154	$168	(8)%
Europe	$403	$442	(9)%	$54	$70	(23)%
Asia	$215	$251	(14)%	$(3)	$8	(138)%
* Note: Regional operating income is equal to regional Adjusted EBIT.
•In the Americas, net revenues declined 12 percent on a reported basis, a significant sequential improvement from the third-quarter decline of 29 percent. The region's direct-to-consumer net revenues declined 5 percent and wholesale net revenues declined 15 percent as a result of the continued adverse impact of COVID-19. The decrease was partially offset by growth in the company’s e-commerce business and broader digital footprint due to increased traffic and higher conversion as consumer spending continued to shift towards online shopping experiences, as well as growth in the Signature by Levi Strauss & Co. brand. The 53rd week and Black Friday in the current year favorably impacted the year-over-year change in direct-to-consumer net revenues by about 16 percentage points, and year-over-year change in the total region’s net revenues growth comparison by about four percentage points.
Operating income for the Americas declined primarily due to the adverse revenue impacts of COVID-19, partially offset by declines in SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.
•In Europe, after a much stronger start to the quarter, net revenues declined nine percent on a reported basis, as a surge in COVID-19 resulted in temporary store closures in much of the region in the month of November. Despite the store closures, this was a significant sequential improvement from the third-quarter decline of 16 percent. The fourth-quarter net revenues decline was across channels, with the exception of the company’s e-commerce business and broader digital footprint, which experienced strong growth during the quarter due to increased traffic and higher conversion. The 53rd week and Black Friday in the current year favorably impacted the year-over-year change in the total region’s net revenues by about four percentage points.
Operating income for Europe declined primarily due to the adverse revenue impacts of COVID-19, partially offset by declines in SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.
•In Asia, net revenues declined 14 percent on a reported basis, a significant sequential improvement from the third-quarter decline of 42 percent. The fourth-quarter decrease in net revenues was due to the impacts of COVID-19 across channels and markets, with the exception of e-commerce which grew in the region on increased traffic and higher conversion. Constant-currency revenues in China were nearly flat to prior year as high-single digit direct-to-consumer growth was offset by lower sales to franchisees. The most significant market impact was a $18 million reported decline in India where the impacts of COVID-19 to shopper traffic remained severe, despite most stores being open during the fourth quarter. Excluding India, net revenues in the region declined eight percent. The company is increasing its investment and focus on Asia, where the Levi’s® brand has high brand awareness and significant opportunity to accelerate sales growth.
Operating income for Asia declined primarily due to the adverse revenue impacts of COVID-19, partially offset by declines in SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.
Full-year 2020 results are included in the company’s Annual Report on Form 10-K for the year ended November 29, 2020.
Cash Flow and Balance Sheet
•Cash and cash equivalents at November 29, 2020, of $1,497 million and short-term investments of $97 million were complemented by $714 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $2.3 billion.
Subsequent to year end, the company amended and extended its senior revolving credit facility, extending the facility’s term through 2026.
•Net debt at the end of the fourth quarter of 2020 was $(29) million. The company’s leverage ratio increased to 4.9 at the end of the fourth quarter of 2020 as compared to 1.4 at the end of the fourth quarter of 2019, due to the increase in gross debt and the adverse impact of COVID-19 on the company’s Adjusted EBIT.
•Cash from operations for 2020 was $470 million compared to $412 million in 2019. The adverse impact on cash from operations related to the widespread temporary store closures and other significant adverse impacts of the COVID-19 pandemic was more than offset by the company's cost reduction initiatives and focus on working capital management, in particular managing inventories, including reducing and canceling inventory commitments and redeploying basic inventory items to subsequent seasons, as well as negotiating extended payment terms with suppliers and vendors, and vigorously pursuing collection of receivables. In the fourth quarter of 2020, cash from operations of $229 million increased 11 percent compared to the same period of the prior year, reflecting the company’s ongoing recovery from the impacts of COVID-19 and its focus on cost controls, cash and working capital.
•Adjusted free cash flow for 2020 was $141 million, an increase of $25 million compared to 2019.
•Total inventories declined eight percent compared to the end of the corresponding prior-year period, despite the sales decline of 12 percent, reflecting the company’s ongoing inventory actions in response to the COVID-19 business disruption and flexibility resulting from the high percentage of sales derived from core products.
•The company declared and paid dividends of $0.08 per share in each of the first and second quarters collectively totaling approximately $64 million, a 16 percent increase compared to the $55 million paid in the first half of 2019. The company did not declare dividends for the third or fourth quarter.
In January 2021, the company declared a dividend of $0.04 per share and will consider increases in dividend payments for future quarters as the business continues to improve.
Additional information regarding net debt, leverage ratio and Adjusted free cash flow, non-GAAP financial measures, is provided at the end of this press release.

Annual Guidance
Despite the ongoing substantial uncertainty and low visibility resulting from the COVID-19 pandemic and related economic impact, the company plans to share its outlook on fiscal 2021 during its investor conference call, which will assume no significant worsening of the COVID-19 pandemic or dramatic re-closure of the global economies.
Investor Conference Call
The company’s fourth-quarter 2020 investor conference call will be available through a live audio webcast at https://edge.media-server.com/mmc/p/im4fw255 on January 27, 2021, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: +1.833.693.0541 in the United States and Canada or +1.661.407.1582 internationally; I.D. No. 6963016. A replay is available the same day on http://investors.levistrauss.com and will be archived for one quarter. A telephone replay is also available through February 3, 2021, via the following phone numbers: 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 6963016. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.
About Levi Strauss & Co.
Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,100 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2020 net revenues were $4,453 million. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contains, in addition to historical information, forward-looking statements, including statements related to: the continued impact of the COVID-19 pandemic on the company’s business and its ability to forecast its results; emerging from the pandemic as a stronger, higher margin, and more profitable company; future financial results, including revenues, adjusted EBIT margins, ROIC levels, adjusted gross margins, adjusted SG&A, tax rate, and adjusted diluted EPS; capital expenditures; new store openings; debt levels and repayment; store closures and the impact on growth; future dividend payments; accelerating efforts to diversify across geographies, product categories and distribution channels, and the related revenue projections; and sustainability efforts and targets. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for 2020, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, Adjusted gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by our global sourcing organization on behalf of our foreign subsidiaries.

Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 29, 2020	November 24, 2019

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,497,155	$934,237
Short-term investments in marketable securities	96,531	80,741
Trade receivables, net	540,227	782,846
Inventories	817,692	884,192
Other current assets	174,636	188,170
Total current assets	3,126,241	2,870,186
Property, plant and equipment, net	454,532	529,558
Goodwill	264,768	235,788
Other intangible assets, net	47,426	42,782
Deferred tax assets, net	497,556	407,905
Operating lease right-of-use assets, net	988,801	—
Other non-current assets	261,917	146,199
Total assets	$5,641,241	$4,232,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$17,631	$7,621
Accounts payable	375,450	360,324
Accrued salaries, wages and employee benefits	179,081	223,374
Restructuring liabilities	54,723	—
Accrued income taxes	21,986	24,050
Accrued sales returns and allowances	185,868	171,113
Short-term operating lease liabilities	237,142	—
Other accrued liabilities	477,001	380,722
Total current liabilities	1,548,882	1,167,204
Long-term debt	1,546,700	1,006,745
Postretirement medical benefits	60,249	64,006
Pension liabilities	168,721	193,214
Long-term employee related benefits	94,654	84,957
Long-term operating lease liabilities	858,293	—
Other long-term liabilities	64,267	144,735
Total liabilities	4,341,766	2,660,861

Commitments and contingencies

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized; 74,352,481 shares and 53,079,235 shares issued and outstanding as of November 29, 2020 and November 24, 2019, respectively; and 422,000,000 Class B shares authorized, 323,547,674 shares and 340,674,741 shares issued and outstanding, as of November 29, 2020 and November 24, 2019, respectively	398	394
Additional paid-in capital	626,243	657,659
Accumulated other comprehensive loss	(441,446)	(404,986)
Retained earnings	1,114,280	1,310,464
Total Levi Strauss & Co. stockholders’ equity	1,299,475	1,563,531
Noncontrolling interest	—	8,026
Total stockholders’ equity	1,299,475	1,571,557
Total liabilities and stockholders’ equity	$5,641,241	$4,232,418

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in thousands, except per share amounts)
Net revenues	$1,385,856	$1,568,608	$4,452,609	$5,763,087
Cost of goods sold	619,309	717,212	2,099,685	2,661,714
Gross profit	766,547	851,396	2,352,924	3,101,373
Selling, general and administrative expenses	652,556	719,749	2,347,628	2,534,698
Restructuring charges, net	21,973	—	90,415	—
Operating income (loss)	92,018	131,647	(85,119)	566,675
Interest expense	(25,853)	(18,286)	(82,190)	(66,248)
Underwriter commission paid on behalf of selling stockholders	—	—	—	(24,860)
Other (expense) income, net	(14,205)	4,866	(22,474)	2,017
Income (loss) before income taxes	51,960	118,227	(189,783)	477,584
Income tax (benefit) expense	(4,710)	22,422	(62,642)	82,604
Net income (loss)	56,670	95,805	(127,141)	394,980
Net income attributable to noncontrolling interest	—	(509)	—	(368)
Net income (loss) attributable to Levi Strauss & Co.	$56,670	$95,296	$(127,141)	$394,612
Earnings (loss) per common share attributable to common stockholders:
Basic	$0.14	$0.24	$(0.32)	$1.01
Diluted	$0.14	$0.23	$(0.32)	$0.97
Weighted-average common shares outstanding:
Basic	398,383,193	394,670,867	397,315,117	389,082,277
Diluted	408,784,914	411,984,817	397,315,117	408,365,902

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in thousands)
Net income (loss)	$56,670	$95,805	$(127,141)	$394,980
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	47,071	(69)	60,915	10,248
Derivative instruments	(5,174)	(4,593)	(55,242)	19,026
Foreign currency translation gains (losses)	12,467	4,031	10,493	(7,250)
Unrealized gains on marketable securities	4,445	2,668	9,758	4,362
Total other comprehensive income, before related income taxes	58,809	2,037	25,924	26,386
Income tax expense related to items of other comprehensive income (loss)	(12,332)	(733)	(7,940)	(6,476)
Comprehensive income (loss), net of income taxes	103,147	97,109	(109,157)	414,890
Comprehensive income attributable to noncontrolling interest	—	(346)	—	(680)
Comprehensive income (loss) attributable to Levi Strauss & Co.	$103,147	$96,763	$(109,157)	$414,210

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Three Months Ended November 29, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest		Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at August 23, 2020	$397	$621,432	$1,057,365	$(487,923)	$—		$1,191,271
Net income	—	—	56,670	—	—		56,670
Other comprehensive loss, net of tax	—	—	—	46,477	—		46,477
Stock-based compensation and dividends, net	1	13,702	2	—	—		13,705
Employee stock purchase plan	—	1,879	—	—	—		1,879
Shares surrendered for tax withholdings on equity awards	—	(10,770)	—	—	—		(10,770)
Cumulative effect of adoption of new accounting standards	—	—	243	—	—		243
Balance at November 29, 2020	$398	$626,243	$1,114,280	$(441,446)	$—	0	$1,299,475

	Twelve Months Ended November 29, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557
Net loss	—	—	(127,141)	—	—	(127,141)
Other comprehensive income, net of tax	—	—		17,984	—	17,984
Stock-based compensation and dividends, net	7	51,162	(222)	—	—	50,947
Employee stock purchase plan	—	8,050	—	—	—	8,050
Repurchase of common stock	(3)	—	(56,240)	—	—	(56,243)
Shares surrendered for tax withholdings on equity awards	—	(90,628)	—	—	—	(90,628)
Changes in ownership of noncontrolling interest	—	—	(8,809)	—	(8,026)	(16,835)
Cumulative effect of adoption of new accounting standards	—	—	59,867	(54,444)	—	5,423
Cash dividends paid ($0.16 per share)	—	—	(63,639)	—	—	(63,639)
Balance at November 29, 2020	$398	$626,243	$1,114,280	$(441,446)	$—	$1,299,475

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

	Three Months Ended November 24, 2019
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at August 25, 2019	$393	$647,633	$1,219,089	$(406,450)	$7,680	$1,468,345
Net income	—	—	95,296	—	509	95,805
Other comprehensive income, net of tax	—	—	—	1,464	(163)	1,301
Stock-based compensation and dividends, net	1	23,336	(7)	—	—	23,330
Employee stock purchase plan	—	2,062	—	—	—	2,062
Shares surrendered for tax withholdings on equity awards	—	(15,372)	—	—	—	(15,372)
Cash dividends declared	—	—	(3,914)	—	—	$(3,914)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557

	Twelve Months Ended November 24, 2019
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands)
Balance at November 25, 2018	$376	$—	$1,084,321	$(424,584)	$7,346	$667,459
Net income	—	—	394,612	—	368	394,980
Other comprehensive income, net of tax	—	—	—	19,598	312	19,910
Stock-based compensation and dividends, net	4	55,278	(93)	—	—	55,189
Employee stock purchase plan	—	2,062	—	—	—	2,062
Reclassification to temporary equity	—	(506)	(23,339)	—	—	(23,845)
Repurchase of common stock	—	(165)	(2,923)	—	—	(3,088)
Shares surrendered for tax withholdings on equity awards	—	(40,894)	—	—	—	(40,894)
Reclassification from temporary equity in connection with initial public offering	—	351,185	(28,200)	—	—	322,985
Issuance of Class A common stock in connection with initial public offering	14	234,569	—	—	—	234,583
Cancel liability-settled awards and replace with equity-settled awards in connection with initial public offering	—	56,130	—	—	—
Cash dividends paid ($0.30 per share)	—	—	(113,914)	—	—	(113,914)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 29, 2020	November 24, 2019	November 25, 2018

	(Dollars in thousands)
Cash Flows from Operating Activities:
Net (loss) income	$(127,141)	$394,980	$285,244
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Property, plant, equipment, and right-of-use asset impairments	66,987	2,388	1,552
Depreciation and amortization	141,795	123,942	120,205
Employee benefit plan settlement losses	14,700	—	—
Stock-based compensation	50,947	55,188	18,407
(Benefit from) provision for deferred income taxes	(95,244)	(14,963)	134,258
Other, net	34,892	14,449	(651)
Change in operating assets and liabilities:
Trade receivables	234,217	(82,344)	(60,474)
Inventories	93,096	(22,434)	(147,389)
Accounts payable	12,507	8,887	151,133
Accrued salaries, wages and employee benefits and long-term employee related benefits	(71,137)	(55,363)	(44,887)
Other current and non-current assets	(78,235)	(43,764)	(34,059)
Other current and long-term liabilities	192,202	31,222	(2,968)
Net cash provided by operating activities	469,586	412,188	420,371
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(130,383)	(175,356)	(159,413)
Payments for business acquisition	(54,570)	—	—
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	12,531	12,166	(19,974)
Payments to acquire short-term investments	(109,663)	(114,247)	—
Proceeds from sale, maturity and collection of short-term investments	93,526	34,094	—
Net cash used for investing activities	(188,559)	(243,343)	(179,387)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	502,500	—	—
Proceeds from senior revolving credit facility	300,000	—	—
Repayments of senior revolving credit facility	(300,000)	—	—
Payment of debt issuance costs	(6,459)	—	—
Short-term credit facilities and borrowings, net	10,045	(23,268)	(1,278)
Proceeds from issuance of common stock and employee stock purchase	8,050	256,391	—
Payments for underwriter commission and other offering costs	—	(19,746)	—
Repurchase of common stock	(56,243)	(3,088)	(27,086)
Shares surrendered for tax withholdings on equity awards	(90,628)	(40,894)	(28,953)
Dividend to stockholders	(63,639)	(113,914)	(90,000)
Other financing, net	(17,631)	(463)	(1,316)
Net cash provided by (used for) financing activities	285,995	55,018	(148,633)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,127)	(2,808)	(13,344)
Net increase in cash and cash equivalents and restricted cash	562,895	221,055	79,007
Beginning cash and cash equivalents, and restricted cash	934,753	713,698	634,691
Ending cash and cash equivalents, and restricted cash	1,497,648	934,753	713,698
Less: Ending restricted cash	(493)	(516)	(578)
Ending cash and cash equivalents	$1,497,155	$934,237	$713,120

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$35,994	$30,512	$23,099

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$73,667	$54,000	$51,200
Cash paid for income taxes during the period, net of refunds	50,068	96,540	96,277
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND FISCAL YEAR 2020

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on January 27, 2021, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 29, 2020. Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, net debt, Adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted gross profit, represents gross profit excluding COVID-19 related inventory costs and Adjusted gross margin, represents Adjusted gross profit as a percentage of net revenues; (2) Adjusted SG&A represents SG&A less charges related to changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, and restructuring related charges, severance and other, net; (3) Adjusted EBIT represents net income (loss) excluding income tax (benefit) expense, interest expense, other (income) expense, net, underwriter commission paid on behalf of selling stockholders, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, and restructuring and restructuring related charges, severance and other, net, and Adjusted EBIT margin as Adjusted EBIT as a percentage of net revenues; (4) Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (5) Adjusted net income (loss) represents net income (loss) excluding underwriter commission paid on behalf of selling stockholders, charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, and restructuring and restructuring related charges, severance and other, net, pension settlement losses and tax impact of adjustments and Adjusted net income margin as Adjusted net income as a percentage of net revenues; (6) Adjusted diluted earnings per share represents Adjusted net income per weighted-average number of diluted common shares; (7) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (8) leverage ratio represents total debt, excluding capital leases, divided by the last twelve months of Adjusted EBITDA; (9) Adjusted free cash flow represents cash from operating activities less underwriter commission paid on behalf of selling stockholders, purchases of property, plant and equipment, plus proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (10) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (11) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (12) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations; and (13) constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

Adjusted Gross Profit:

	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in millions)
Most comparable GAAP measure:
Gross profit	$766.5	$851.4	$2,352.9	$3,101.4

Non-GAAP measure:
Gross profit	$766.5	$851.4	$2,352.9	$3,101.4
COVID-19 related inventory costs (1)	(9.4)	—	69.3	—
Adjusted gross profit	$757.1	$851.4	$2,422.2	$3,101.4
Adjusted gross margin	54.6%	54.3%	54.4%	53.8%
_____________
(1)    Represents costs incurred in connection with COVID-19, including $9.4 million in reductions in COVID-19 related inventory charges recognized during the three-month period ended November 29, 2020, primarily due to reductions in our estimate of adverse fabric purchase commitments, initially recorded in the second quarter of 2020. During the twelve-month period ended November 29, 2020, the charges represent $42.3 million of incremental inventory reserves and the recognition of adverse fabric purchase commitments of $26.2 million.
Adjusted SG&A:

	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in millions)
Most comparable GAAP measure:
Selling, general and administrative expenses	$652.5	$719.8	$2,347.6	$2,534.7

Non-GAAP measure:
Selling, general and administrative expenses	652.5	719.8	2,347.6	2,534.7
Impact of changes in fair value on cash-settled stock-based compensation(1)	(1.1)	(8.7)	(7.1)	(34.1)
COVID-19 related charges(2)	(6.4)	—	(90.3)	—
Restructuring related charges, severance and other, net(3)	(1.3)	(6.0)	(9.1)	(9.8)
Adjusted SG&A	$643.7	$705.1	$2,241.1	$2,490.8
_____________
(1)    Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)    For the three-month period ended November 29, 2020, the net increase of $6.4 million in COVID-19 related charges recognized mainly represents additional impairment of property and equipment related to certain retail locations and other incremental costs incurred in response to the global pandemic, offset by the recoveries of receivables previously estimated to be not collectible. The charges incurred in connection with COVID-19 during the twelve-month period ended November 29, 2020 primarily consist of $44.3 million in impairment of certain operating lease right-of-use assets and $21.7 million in impairment of property and equipment related to certain retail locations and other corporate assets, and $17.7 million of charges related to customer receivables and other incremental costs incurred in connection with COVID-19.
(3)    Restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in millions)
Most comparable GAAP measure:
Net income (loss)	$56.7	$95.8	$(127.1)	$395.0

Non-GAAP measure:
Net income (loss)	56.7	95.8	(127.1)	395.0
Income tax (benefit) expense	(4.8)	22.4	(62.6)	82.6
Interest expense	25.9	18.2	82.2	66.2
Other (income) expense, net(1)	14.2	(4.8)	22.4	(2.0)
Underwriter commission paid on behalf of selling stockholders	—	—	—	24.9
Impact of changes in fair value on cash-settled stock-based compensation(2)	1.1	8.7	7.1	34.1
COVID-19 related inventory costs and other charges(3)	(3.0)	—	159.6	—
Restructuring and restructuring related charges, severance and other, net(4)	23.3	6.0	99.5	9.8
Adjusted EBIT	$113.4	$146.3	$181.1	$610.6
Depreciation and amortization(5)	35.6	33.6	136.6	123.9
Adjusted EBITDA	$149.0	$179.9	$317.7	$734.5
Adjusted EBIT margin	8.2%	9.3%	4.1%	10.6%
____________
(1)Includes $14.7 million in pension settlement losses related to the voluntary lump-sum, cash-out program offered to vested deferred U.S. pension plan participants during the year ended November 29, 2020.
(2)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(3)For the three-month period ended November 29, 2020, the net reduction of $3.0 million in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments, the recoveries of receivables previously estimated to be not collectible, offset by additional impairment of property and equipment related to certain retail location and other incremental costs incurred in response to the global pandemic. The COVID-19 related inventory costs and other charges recognized during the twelve-month period ended November 29, 2020, primarily consisted of $42.3 million of incremental inventory reserves, $26.2 million of adverse fabric purchase commitments, $44.3 million and $21.7 million in impairment of operating lease right-of-use assets and property and equipment related to certain retail locations and other corporate assets, respectively, and $17.7 million of charges related to customer receivables. The remainder relates to other incremental costs incurred in response to the global pandemic.
(4)Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.
(5)Depreciation and amortization amount net of amortization of acquired intangible assets included in Restructuring and related charges, severance and other, net.

Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in millions, except per share amounts)
Most comparable GAAP measure:
Net income (loss)	$56.7	$95.8	$(127.1)	$395.0

Non-GAAP measure:
Net income (loss)	56.7	95.8	(127.1)	395.0
Underwriter commission paid on behalf of selling stockholders	—	—	—	24.9
Impact of changes in fair value on cash-settled stock-based compensation(1)	1.1	8.7	7.1	34.1
COVID-19 related inventory costs and other charges(2)	(3.0)	—	159.6	—
Restructuring and restructuring related charges, severance and other, net(3)	23.3	6.0	99.5	9.8
Pension settlement losses(4)	14.7	—	14.7	—
Tax impact of adjustments(5)	(11.5)	(2.7)	(70.2)	(7.6)
Adjusted net income	$81.3	$107.8	$83.6	$456.2

Adjusted net income margin	5.9%	6.9%	1.9%	7.9%
Adjusted diluted earnings per share	$0.20	$0.26	$0.21	$1.12
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month period ended November 29, 2020, the net reduction of $3.0 million in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments, the recoveries of receivables previously estimated to be not collectible, offset by additional impairment of property and equipment related to certain retail location and other incremental costs incurred in response to the global pandemic. The COVIOD-19 related inventory costs and other charges recognized during the twelve-month period ended November 29, 2020, primarily consisted of $42.3 million of incremental inventory reserves, $26.2 million of adverse fabric purchase commitments, $44.3 million and $21.7 million in impairment of operating lease right-of-use assets and property and equipment related to certain retail locations and other corporate assets, respectively, and $17.7 million of charges related to customer receivables. The remainder relates to other incremental costs incurred in response to the global pandemic.
(3)Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.
(4)Pension settlement losses relate to the voluntary lump-sum, cash-out program offered to vested deferred U.S. pension plan participants.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits.

Net Debt and Leverage ratio:

	November 29, 2020	November 24, 2019

	(Dollars in millions)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,564.3	$1,014.4

Non-GAAP measure:
Total debt, excluding capital leases	$1,564.3	$1,014.4
Cash and cash equivalents	(1,497.2)	(934.2)
Short-term investments in marketable securities	(96.5)	(80.7)
Net debt	$(29.4)	$(0.5)

	November 29, 2020	November 24, 2019

	(Dollars in millions)
	(Unaudited)
Total debt, excluding capital leases	$1,564.3	$1,014.4
Last twelve months adjusted EBITDA	$317.7	$734.5
Leverage ratio	4.9	1.4

Adjusted Free Cash Flow:

	Three Months Ended		Twelve Months Ended
	November 29, 2020	November 24, 2019	November 29, 2020	November 24, 2019

	(Dollars in millions)
Most comparable GAAP measure:
Net cash provided by operating activities	$228.7	$206.7	$469.6	$412.2
Net cash used for investing activities	(0.9)	(44.9)	(188.6)	(243.3)
Net cash provided by (used for) financing activities	(16.5)	(91.8)	286.0	55.0

Non-GAAP measure:
Net cash provided by operating activities	$228.7	$206.7	$469.6	$412.2
Underwriter commission paid on behalf of selling stockholders	—	—	—	24.9
Purchases of property, plant and equipment	(40.9)	(47.4)	(130.4)	(175.4)
Proceeds (Payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	(5.1)	2.9	12.5	12.2
Repurchase of common stock	—	—	(56.2)	(3.1)
Shares surrendered for tax withholdings on equity award exercises	(10.7)	(15.4)	(90.6)	(40.9)
Dividend to stockholders	—	(58.9)	(63.6)	(113.9)
Adjusted free cash flow	$172.0	$87.9	$141.3	$116.0

Constant-Currency Net Revenues:

	Three Months Ended			Twelve Months Ended
	November 29, 2020	November 24, 2019	% Increase (Decrease)	November 29, 2020	November 24, 2019	% Increase (Decrease)

	(Dollars in millions)
Total revenues
As reported	$1,385.9	$1,568.6	(11.6)%	$4,452.6	$5,763.1	(22.7)%
Impact of foreign currency exchange rates	—	11.8	*	—	(55.9)	*
Constant-currency net revenues	$1,385.9	$1,580.4	(12.3)%	$4,452.6	$5,707.2	(22.0)%

Americas
As reported	$767.3	$876.2	(12.4)%	$2,345.4	$3,057.0	(23.3)%
Impact of foreign currency exchange rates	—	(10.3)	*	—	(43.1)	*
Constant-currency net revenues - Americas	$767.3	$865.9	(11.4)%	$2,345.4	$3,013.9	(22.2)%

Europe
As reported	$403.2	$441.8	(8.7)%	$1,435.6	$1,768.1	(18.8)%
Impact of foreign currency exchange rates	—	18.3	*	—	(1.3)	*
Constant-currency net revenues - Europe	$403.2	$460.1	(12.4)%	$1,435.6	$1,766.8	(18.7)%

Asia
As reported	$215.3	$250.6	(14.1)%	$671.7	$938.0	(28.4)%
Impact of foreign currency exchange rates	—	3.8	*	—	(11.5)	*
Constant-currency net revenues - Asia	$215.3	$254.4	(15.4)%	$671.7	$926.5	(27.5)%
_____________
* Not meaningful

Constant-Currency Adjusted EBIT:

	Three Months Ended			Twelve Months Ended
	November 29, 2020	November 24, 2019	% (Decrease)	November 29, 2020	November 24, 2019	% (Decrease)

	(Dollars in millions)
Adjusted EBIT(1)	$113.4	$146.3	(22.5)%	$181.1	$610.6	(70.3)%
Impact of foreign currency exchange rates	—	2.4	*	—	(8.1)	*
Constant-currency Adjusted EBIT	$113.4	$148.7	(23.7)%	$181.1	$602.5	(69.9)%

Constant-currency Adjusted EBIT margin(2)	8.2%	9.5%		4.1%	10.6%
_____________
(1)    Adjusted EBIT is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)    We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Twelve Months Ended
	November 29, 2020	November 24, 2019	% (Decrease)	November 29, 2020	November 24, 2019	% (Decrease)

	(Dollars in millions, except per share amounts)
Adjusted net income(1)	$81.3	$107.8	(24.6)%	$83.6	$456.2	(81.7)%
Impact of foreign currency exchange rates	—	1.5	*	—	(5.9)	*
Constant-currency Adjusted net income	$81.3	$109.3	(25.6)%	$83.6	$450.3	(81.4)%
Constant-currency Adjusted net income margin(2)	5.9%	7.0%		1.9%	7.9%

Adjusted diluted earnings per share	$0.20	$0.26	(23.1)%	$0.21	$1.12	(81.3)%
Impact of foreign currency exchange rates	—	0.01	*	—	(0.02)	*
Constant-currency adjusted diluted earnings per share	$0.20	$0.27	(25.9)%	$0.21	$1.10	(80.9)%
_____________
(1)    Adjusted net income is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)    We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful